Exhibit 8.1

June 16, 2023

Fifth Wall Acquisition Corp. III

1 Little West 12th Street, 4th Floor

New York, NY 10014

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“FWAC”), in connection with the Agreement and Plan of Merger, dated as of December 13, 2022, by and among FWAC, Queen Merger Corp. I, Inc., a Maryland corporation and wholly-owned subsidiary of FWAC (“Merger Sub”), and Mobile Infrastructure Corporation, a Maryland corporation (“MIC”) (as amended or supplemented through the date of this letter, the “Agreement”). At your request, and in connection with the filing of the Form S-4 (Registration No. 333-269231) on the date of this letter (including the proxy statement/prospectus contained therein, the “Registration Statement”), we are rendering our opinion concerning the qualification of the Domestication as a “reorganization” within the meaning of section 368(a)(l)(F) of the Code.1

In rendering our opinion, we have examined the Agreement, the Registration Statement, the proxy statement/prospectus contained in the Registration Statement (as amended or supplemented through the date of this letter), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Domestication will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement, (ii) no transaction, covenant, or condition described in the Registration Statement and affecting this opinion will be waived by any party, (iii) the statements concerning the Domestication and the parties set forth in the Agreement are true, complete, and correct, (iv) the Registration Statement is true, complete, and correct, (v) the statements and representations made by FWAC in its officer’s certificate dated as of the date of this letter and delivered to us for purposes of this opinion (the “Officer’s Certificate”) are true, complete and correct as of the date of this letter and will remain true, complete and correct at all times up to and including the date of the Domestication, (vi) any such statements and representations made in the Officer’s Certificate that are qualified by knowledge, belief, materiality, or comparable qualification are and will be true, complete, and correct without such qualification, and (viii) FWAC, MIC, and their respective subsidiaries will treat the Domestication for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason, our opinion as expressed below may be adversely affected.

[1]

Unless indicated otherwise, all “section” references are to the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Registration Statement.

Based upon and subject to the foregoing, and the limitations, qualifications and assumptions set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations” (other than the assumption set forth under such heading that the Domestication qualifies as a ‘reorganization’ within the meaning of Section 368(a)(1)(F) of the Code), we are of the opinion that, under currently applicable U.S. federal income tax law:

1.	The Domestication will qualify as a “reorganization” within the meaning of section 368(a)(l)(F) of the Code.

2.	U.S. Holders of FWAC Class A Shares will not recognize gain or loss on the Domestication.

3.	The tax basis of a share of New MIC Common Stock received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the FWAC Class A Share surrendered in exchange therefor.

4.	The holding period for a share of New MIC Common Stock received by a U.S. Holder will include such U.S. Holder’s holding period for the FWAC Class A Share surrendered in exchange therefor.

We express no opinion on any issue relating to the tax consequences of the Domestication contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations promulgated under the Code, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. In addition, we express no opinion on the potential U.S. federal income tax consequences of the Domestication pursuant to Section 367 of the Code or the passive foreign investment company rules. Any change in applicable laws or the facts and circumstances surrounding the Domestication, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth in this letter. We assume no responsibility to inform FWAC of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references in the Registration Statement to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP